Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4 (No. 333-220013) of our reports dated February 24, 2017 relating to the consolidated financial statements, and the related financial statement schedule, of Cincinnati Bell Inc. and the effectiveness of Cincinnati Bell Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cincinnati Bell Inc. for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 3, 2017